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                                                                    Exhibit 21.1

                                  The GSI Group, Inc.
                                 List of Subsidiaries

Company Name                            Location               Type of Entity
------------                            --------               --------------

GSI Group (Asia)                        Malaysia               SDN, BHD
GSI/Cumberland                          South Africa           SA Prop Limited
GSI/Cumberland                          Netherlands            BV
GSI/Cumberland                          Mexico                 Limited Liab. Co.
The GSI Group (Canada) Inc.             Canada                 Corporation
DMC                                     USA - Iowa             C-Corporation
Agromarau Industria E
     Comercio Ltda.                     Brazil                 Limited Liab. Co.
GSI Agricultural Equipment
     Shanghai Co. Ltd.                  China                  Limited Liab. Co.